Exhibit 99.3

FOR IMMEDIATE RELEASE

Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:

Gillian Kane

(303) 565-4600 ext. 101

gkane@teton-energy.com

www.teton-energy.com

Teton Energy Provides Second Quarter Operations Update, Announces Mid-Year Capital Spending Revision

Second Quarter 2006 Production Increases 180% Over First Quarter 2006

DENVER – (PR Newswire) – July 20, 2006 – Teton Energy Corporation (AMEX: TEC), an independent oil and gas exploration and production company with operations in the U.S. Rocky Mountain region, today issued an operations update outlining second quarter results.

During the second quarter, Teton participated in the drilling of 6 wells and the completion of 7 wells in its Piceance Basin project. Production for the second quarter is estimated at approximately 1.4 mmcfd as compared to average production of 0.5 mmcfd in the first quarter (45.6 mmcf total production), an increase of 180%. Teton had no production in the second quarter of 2005.

Since the end of the second quarter, Teton and its partners have initiated the drilling of one more Piceance well and brought 4 additional wells onto production, bringing the project totals to 20 gross wells drilled and one well drilling, 14 gross wells producing and six awaiting completion. Teton and its partners also recently changed the contract for gas gathering and transportation services from Williams Energy, Inc. to Encana Corp.

Noble Energy, Inc., the operator of Teton’s 182,000 acre block in the DJ Basin, has begun the initial evaluation of the property. The evaluation of the acreage will continue over the remainder of 2006. Teton continues to be carried for the 20-well program in the DJ Basin.

During the second quarter, Teton acquired a 25% interest in 58,000 net (90,000 gross) acres in a Williams County North Dakota horizontal oil play from American Oil and Gas, Inc. for a total of $6.1 million. Current plans call for Evertson Operating Co., operator and 25% partner through Evertson Energy Partners LLC, to drill the first Bakken well in the September-October timeframe with a tri-lateral completion.

Teton also announced that the Board of Directors has authorized a mid-year revision of the 2006 capital budget from $12 million to $17.8 million. The increase of $5.8 million will cover an increase from 20 gross wells to 30 gross wells in the Piceance Basin and Teton’s 25% interest in and partner carry of one well in the Williston Basin.

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company’s common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company’s website, www.teton-energy.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results is included in Teton’s annual report on Form 10-K for the year ended December 31, 2005. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.